EXHIBIT 23.02

CONSENT OF DELOITTE & TOUCHE LLP

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Forms S-8 (No. 333-71481, No. 333-85638 and No. 333-141493) and Form S-3 (No. 333-82542) of Entercom Communications Corp. of  our report dated January 31, 2008 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to the basis of presentation for these special purpose combined financial statements as described in Note 2) relating to the special-purpose combined financial statements of The Combined San Francisco Radio Station Business of Bonneville International Corporation appearing in the Current Report on Form 8 K/A of Entercom Communications Corp. dated January 31, 2008.

\s\ DELOITTE & TOUCHE LLP
Salt Lake City, Utah
January 31, 2008